Exhibit 99

FOR IMMEDIATE RELEASE

Media Contact: Mike Bazinet                          Investor Contact: Jim Sitro
               203-578-2391                                         203-578-2399

               WEBSTER SHAREHOLDERS MEETING WILL BE APRIL 22, 1999

WATERBURY, Conn., Jan. 29, 1999 - Webster Financial Corporation (Nasdaq: WBST) announced today that its Board of Directors has scheduled the corporation's annual meeting of shareholders for 4 p.m. (eastern time) Thursday, April 22, 1999 at the Courtyard by Marriott, 63 Grand St., Waterbury, Connecticut.

The record date for shareholders to vote at the meeting is March 3, 1999.

                                      * * *


Webster Financial Corporation, headquartered in Waterbury, Conn., is the holding company for Webster Bank, which was founded in 1935. Webster Bank delivers consumer, commercial, mortgage, insurance, and trust and investment management services to individuals, families and businesses through a network of more than 100 banking offices, three commercial banking centers, two insurance offices, and more than 170 ATMs, in addition to telephone banking, video banking and PC banking.

Webster Bank has the number one or number two deposit market share in its primary markets of Hartford, New Haven and Litchfield counties. Webster is also the second-largest mortgage lender in Connecticut and a leading, full-service commercial lender. Webster Trust, the bank's trust and investment management subsidiary, is the second-largest bank trust company based in Connecticut. Webster's insurance subsidiary, Damman Insurance Associates, is one of the largest agencies in the state.